EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-221993, 333-227729 and 333-236919) and Form S-8 (No. 333-200183) of Ashford Inc. (the Company) of our report dated March 27, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
Dallas, Texas
March 27, 2024